Tractor Supply Company
Performance - Based Restricted Share Unit Agreement

This PERFORMANCE – BASED RESTRICTED SHARE UNIT AGREEMENT (this “Agreement”) is made and entered into as of the ____ day of _________, 20__ (the “Grant Date”), between Tractor Supply Company, a Delaware corporation (together with its Subsidiaries and Affiliates, as applicable, the “Company”), and [Participant Name] (the “Grantee”). Capitalized terms not otherwise defined herein shall have the meaning ascribed to such terms in the Company’s 2009 Stock Incentive Plan, as amended and restated (the “Plan”).

WHEREAS, the Company has adopted the Plan, which permits the issuance of Restricted Share Units, including an award that provides the right to receive Shares upon the satisfaction of performance or other conditions (a “Performance Share Unit”); and

WHEREAS, the Compensation Committee of the Board of Directors of the Company or a subcommittee thereof (or if no such committee is appointed, the Board of Directors of the Company) (each, the “Committee”) has determined that Grantee is entitled to an award of Performance Share Units under the Plan;

NOW, THEREFORE, the parties hereto agree as follows:

PERFORMANCE SHARE UNIT GRANT

Grantee:                            [Participant Name]
[Participant Address]

Target Number of Performance Share Units
Granted Hereunder (“Target Award”):            [Award]

Grant Date:                            [Grant Date]

1.Grant of Performance Share Unit Award.
1.1    The Company hereby grants to the Grantee the award (“Award”) of Performance Share Units (“PSUs”) set forth above on the terms and conditions set forth in this Agreement and as otherwise provided in the Plan. A bookkeeping account will be maintained by the Company to keep track of the PSUs.
1.2    The Grantee’s rights with respect to the Award shall remain forfeitable at all times prior to the dates on which the PSUs shall vest in accordance with Section 2 hereof. This Award may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by Grantee other than by will or the laws of descent and distribution. Any sale, assignment, transfer, pledge, hypothecation, loan or other disposition other than in accordance with this Section 1.2 shall be null and void.
2.Vesting and Payment.
2.1    General. Except as provided in Section 2.2, Section 2.3 or Section 2.4, the Award shall vest, if at all, (a) 33% on the first anniversary of the Grant Date, or if later, the date on which the Committee determines the extent to which the performance targets set forth on Exhibit A have been achieved (the “First Vesting Date”), 33% on the second anniversary of the Grant Date, and (c) 34% on the third anniversary of the Grant Date (each such vesting date, a “Normal Vesting Date”), but only if and to the extent: (x) the Company has achieved the performance targets over the period (the “Performance Period”) set forth on Exhibit A attached hereto, and (y) the Grantee has remained in service with the Company continuously until each applicable Normal Vesting Date. The number of PSUs that vest may be greater than or less than the Target Award, as more specifically set forth on Exhibit A.
2.2    Death; Disability.
a.Notwithstanding Section 2.1, in the event the Grantee’s employment with the Company terminates prior to the final Normal Vesting Date on account of Grantee’s death, Grantee (or the Grantee’s estate) shall immediately become vested in the number of PSUs that would have vested had Grantee remained employed with the Company continuously until the last Normal Vesting Date; provided, that in the event Grantee’s death occurs prior to the First Vesting Date, any PSUs that vest pursuant to this Section 2.2(a) shall not be settled until the Committee determines the number of PSUs that should vest based on the extent to which the performance targets will have been achieved in accordance with Exhibit A attached hereto.
b.Notwithstanding Section 2.1, in the event the Grantee’s employment with the Company terminates prior to the final Normal Vesting Date on account of Grantee’s Permanent Disability, Grantee (or the Grantee’s legal representative) shall immediately become vested in the number of PSUs that would have vested had Grantee remained employed with the Company continuously until the last Normal Vesting Date; provided, that in the event Grantee’s Permanent Disability occurs prior to the First Vesting Date, any PSUs that vest pursuant to this Section 2.2(b) shall not be settled until the Committee determines the number of PSUs that should vest based on the extent to which the performance targets will have been achieved in accordance with Exhibit A attached hereto. For purposes of this Agreement, “Permanent Disability” shall have the meaning set forth in the long-term disability plan of the Company.
2.3    Termination of Employment. Except as provided in Section 2.2, Section 2.4 or as otherwise provided by the Committee, if the Grantee’s service as an employee of the Company terminates for any reason, the Grantee shall forfeit all rights with respect to all PSUs that are not vested on such date.
2.4    Change in Control. Upon the occurrence of a Change in Control,
a.In the event the entity surviving the Change in Control (together with its Affiliates, the “Successor”) assumes the Award granted hereby, (1) any in process Performance Periods shall end upon the date immediately preceding the Change in Control, (2) (A) the number of PSUs that shall be eligible to vest shall be the Target Award, if the Change in Control occurs prior to the end of the Performance Period, or (B) the remaining number of PSUs that are eligible to vest if the Change in Control occurs after the end of the Performance Period, (3) any PSUs that are eligible to vest pursuant to (2) above shall vest on their applicable Normal Vesting Date, provided the Grantee remains employed with the Successor until such Normal Vesting Date, and (4) notwithstanding Section 2.3, in the event the Grantee’s employment with the Successor is terminated without Cause by the Successor, or terminates for Good Reason by the Grantee or on account of Grantee’s death, Disability, Retirement or Early Retirement, within one year following a Change in Control and prior to a Normal Vesting Date, the number of PSUs otherwise eligible to vest pursuant to this paragraph shall immediately vest and be released to the Grantee (or Grantee’s estate or other legal representative) upon the Grantee’s termination of employment.
b.In the event the Successor does not assume the Award granted hereby, a number of PSUs equal to (1) the Target Award, if the Performance Period has not ended prior to the Change in Control, or (2) the actual number of PSUs that would have vested on each subsequent Normal Vesting Date, if the date of the Change in Control occurs after the end of the Performance Period, shall vest as of the effective date of the Change in Control and the appropriate number of Shares shall be released in accordance with Section 2.5.
c.For purposes of this Agreement the following terms shall have the meaning set forth below:
(i)    “Cause” means (A) Grantee’s failure or refusal to carry out the lawful directions of the Company, which are reasonably consistent with the responsibilities of the Grantee’s position; (B) a material act of dishonesty or disloyalty by Grantee related to the business of the Company; (C) Grantee’s conviction of a felony, a lesser crime against the Company, or any crime involving dishonest conduct; (D) Grantee’s habitual or repeated misuse or habitual or repeated performance of the Grantee’s duties under the influence of alcohol or controlled substances; or (E) any incident materially compromising the Grantee’s reputation or ability to represent the Company with the public or any act or omission by the Grantee that substantially impairs the Company’s business, good will or reputation.
(ii)    “Change in Control” means, the happening of one of the following:
(A)    any person or entity, including a “group” as defined in Section 13(d)(3) of the Exchange Act, other than the Company or a wholly-owned Subsidiary thereof or any employee benefit plan of the Company or any of its Subsidiaries, becomes the beneficial owner of the Company’s securities having 35% or more of the combined voting power of the then outstanding securities of the Company that may be cast for the election of directors of the Company (other than as a result of an issuance of securities initiated by the Company in the ordinary course of business); or
(B)    as the result of, or in connection with, any cash tender or exchange offer, merger or other business combination, sales of assets or contested election, or any combination of the foregoing transactions, less than a majority of the combined voting power of the then outstanding securities of the Company or any successor corporation or entity entitled to vote generally in the election of the directors of the Company or such other corporation or entity after such transaction are held in the aggregate by the holders of the Company’s securities entitled to vote generally in the election of directors of the Company immediately prior to such transaction; or
(C)    during any period of two consecutive years, individuals who at the beginning of any such period constitute the Board cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the Company’s shareholders, of each director of the Company first elected during such period was approved by a vote of at least two-thirds of the directors of the Company then still in office who were directors of the Company at the beginning of any such period;
provided, solely for the purpose of determining the timing of any payments pursuant to this Agreement, if this Award constitutes a “deferral of compensation” subject to Section 409A of the Code, a Change in Control shall be limited to a “change in the ownership of the Company,” a “change in the effective control of the Company,” or a “change in the ownership of a substantial portion of the assets of the Company” as such terms are defined in Section 1.409A-3(i)(5) of the U.S. Treasury Regulations.
(iii)    “Early Retirement” means any retirement with the express consent of the Company at or before the time of such retirement, from active employment with the Company prior to having reached the age of 55 and ten years of service with the Company, in accordance with any applicable early retirement policy of the Company then in effect or as may be approved by the Committee.
(iv)    “Good Reason” means (A) a material reduction in a Grantee’s position, authority, duties or responsibilities, (B) any reduction in a Grantee’s annual base salary as in effect immediately prior to a Change in Control; (C) the relocation of the office at which the Grantee is to perform the majority of his or her duties following a Change in Control to a location more than 30 miles from the location at which the Grantee performed such duties prior to the Change in Control; or (D) the failure by the Company or the Successor to continue to provide the Grantee with benefits substantially similar in aggregate value to those enjoyed by the Grantee under any of the Company’s pension, life insurance, medical, health and accident or disability plans in which Grantee was participating immediately prior to a Change in Control, unless the Grantee is offered participation in other comparable benefit plans generally available to similarly situated employees of the Company or its Successor after the Change in Control.
(v)    “Retirement” means retirement of Grantee from active employment with the Company on or after such Grantee having reached the age of 55 and ten years of service with the Company.
2.5    Settlement. Grantee shall be entitled to settlement of the PSUs covered by this Agreement at the time that such PSUs vest pursuant to Section 2.1, Section 2.2 or Section 2.4, as applicable. Such settlement shall be made as promptly as practicable thereafter (but in no event after the thirtieth day following the applicable Normal Vesting Date), through the issuance to the Grantee (or to the executors or administrators of Grantee’s estate in the event of the Grantee’s death) of a stock certificate (or evidence such Shares have been registered in the name of the Grantee with the relevant stock agent) for a number of Shares equal to the number of such vested PSUs. Notwithstanding anything in this Agreement to the contrary, if Grantee’s employment terminates for Cause prior to the date on which Shares are delivered, Grantee shall forfeit all of the PSUs.
2.6    Withholding Obligations. Except as otherwise provided by the Committee, upon the settlement of any PSUs subject to this Award, the Company shall reduce the number of Shares that would otherwise be issued to the Grantee upon settlement of the Award by a number of Shares having an aggregate Fair Market Value on the date of such issuance equal to the payment to satisfy the withholding tax obligation of the Company with respect to which the Award is being settled, as determined by the Committee (but in no event greater than the maximum withholding rate applicable to wages of the Grantee).
3.    Dividend Rights.
The Grantee shall not be entitled to any dividend equivalent rights in respect of the PSUs covered by this Award.
4.    No Right to Continued Service.
Nothing in this Agreement or the Plan shall be interpreted or construed to confer upon the Grantee any right to continue service an officer or employee of the Company.
5.    Adjustments.
The provisions of Section 4.2 of the Plan are hereby incorporated by reference, and the PSUs are subject to such provisions. Any determination made by the Committee or the Board pursuant to such provisions shall be made in accordance with the provisions of the Plan and shall be final and binding for all purposes of the Plan and this Agreement.
6.    Administration Subject to Plan.
The Grantee hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof. The terms of this Agreement are governed by the terms of the Plan, and in the case of any inconsistency between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall govern. The Committee shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules. All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon the Grantee, the Company and all other interested persons. No member of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Award.
7.    Modification of Agreement.
Subject to the restrictions contained in the Plan, the Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, the Award, prospectively or retroactively; provided that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would adversely affect the rights of the Grantee or any holder or beneficiary of the Award in more than a de minimis way shall not to that extent be effective without the consent of the Grantee, holder or beneficiary affected.
8.    Section 409A.
Notwithstanding anything herein to the contrary, to the maximum extent permitted by applicable law, the settlement of the PSUs to be made to the Grantee pursuant to this Agreement is intended to qualify as a “short-term deferral” pursuant to Section 1.409A-1(b)(4) of the Regulations and this Agreement shall be interpreted consistently therewith. However, under certain circumstances, settlement of the PSUs may not so qualify, and in that case, the Committee shall administer the grant and settlement of such PSUs in strict compliance with Section 409A of the Code. Further, notwithstanding anything herein to the contrary, if at the time of a Participant’s termination of employment with the Company and all Service Recipients, the Participant is a “specified employee” as defined in Section 409A of the Code, and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of service is necessary in order to prevent the imposition of any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to the Participant) to the minimum extent necessary to satisfy Section 409A of the Code until the date that is six months and one day following the Participant’s termination of employment with the Company (or the earliest date as is permitted under Section 409A of the Code), if such payment or benefit is payable upon a termination of employment. For purposes of this Agreement, a “termination of employment” shall have the same meaning as “separation from service” under Section 409A of the Code and Grantee shall be deemed to have remained employed so long as Grantee has not “separated from service” with the Company or Successor. Each payment of PSUs constitutes a “separate payment” for purposes of Section 409A of the Code.
9.    Severability.
If any provision of this Agreement is, or becomes, or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or the Award, or would disqualify the Plan or Award under any laws deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award, and the remainder of the Plan and Award shall remain in full force and effect.
10.    Governing Law.
The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Tennessee without giving effect to the conflicts of law principles thereof, except to the extent that such laws are preempted by Federal law.
11.    Successors in Interest.
This Agreement shall inure to the benefit of and be binding upon any successor to the Company. This Agreement shall inure to the benefit of the Grantee’s legal representatives. All obligations imposed upon the Grantee and all rights granted to the Company under this Agreement shall be binding upon the Grantee’s heirs, executors, administrators and successors.
12.    Resolution of Disputes.
Any dispute or disagreement which may arise under, or as a result of, or in any way related to, the interpretation, construction or application of this Agreement shall be determined by the Committee. Any determination made hereunder shall be final, binding and conclusive on the Grantee and the Company for all purposes.
13.    Notices.
Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of its Secretary or its designee, and any notice to be given to the Grantee shall be addressed to him at the address (including an electronic address) then reflected in the Company’s books and records. By a notice given pursuant to this Section 13, either party may hereafter designate a different address for notices to be given to him. Any notice, which is required to be given to the Grantee, shall, if the Grantee is then deceased, be given to the Grantee’s personal representative if such representative has previously informed the Company of his status and address by written notice under this Section 13. Any notice shall have been deemed duly given when (i) delivered in person, (ii) delivered in an electronic form approved by the Company, (iii) enclosed in a properly sealed envelope or wrapper addressed as aforesaid, deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service, or (iv) enclosed in a properly sealed envelope or wrapper addressed as aforesaid, deposited (with fees prepaid) in an office regularly maintained by FedEx, UPS, or comparable non-public mail carrier.
IN WITNESS WHEREOF, the parties have caused this Performance – Based Restricted Share Unit Agreement to be duly executed effective as of the day and year first above written.

Tractor Supply Company

By:____________________________

Grantee:

(electronically accepted)

Tractor Supply Company
2018 Performance Share Unit Award
Performance Targets

1.Target Award. The target number of PSUs for the Grantee is as set forth on the first page of the Award Agreement. For the avoidance of doubt, all percentages associated with the Award shall be of the Target Award.

2.Performance Period. The Performance Period for this Award shall begin on December 31, 2017 and end on December 29, 2018.

3.Performance Goal. The “Performance Goals” for this Award are based on (a) Total Revenue over the Performance Period, and (b) Diluted EPS over the Performance Period.

4.Definitions. For purposes of this Award,

“Diluted EPS” means the Company’s consolidated net income per share – diluted determined according to accounting principles generally accepted in the United States (“U.S. GAAP”) and reported on the Company’s Annual Report on Form 10-K for the applicable year. In determining the Company’s net income per share - diluted for purposes of this Award, the Committee may make any adjustments permitted by Section 11 of the Plan.

“Total Revenue” means the Company’s consolidated net sales determined according to U.S. GAAP and reported on the Company’s Annual Report on Form 10-K for the applicable year.  In determining the Company’s consolidated net sales for purposes of this Award, the Committee may make any adjustments permitted by Section 11 of the Plan.

5.Percentage of Performance Share Units Earned. Following the end of the Performance Period, the Committee will determine the extent to which Performance Share Units will have become eligible to vest and settle according to the following schedules:

(A)Diluted EPS Performance Units. Fifty percent of the number of Performance Share Units of the Target Award shall be subject to the Diluted EPS Performance Goal. The percentage of such Performance Share Units that may be earned and become vested with Diluted EPS performance is as follows:

Diluted EPS	Percentage of Diluted EPS Target Award Performance Units Earned
200%
100%
50%

(B)    Total Revenue Performance Units. Fifty percent of the number of Performance Share Units of the Target Award shall be subject to the Total Revenue Performance Goal. The percentage of such Performance Share Units that may be earned and become vested with Total Revenue performance is as follows:

Total Revenue	Percentage of Total Revenue Target Award Performance Units Earned
200%
100%
50%

Vesting related to performance between the percentiles listed in (A) and (B) above will be determined by straight line interpolation.

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